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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-84656 and Form S-8 No. 333-17773) pertaining to the Gray Communications Systems, Inc. Capital Accumulation Plan and in the Registration Statement (Form S-8 No. 333-15711) pertaining to the Gray Communications Systems, Inc. 1992 Long-Term Incentive Plan of our report dated January 27, 1997, except for Pending Acquisitions of Note C, as to which the date is February 13, 1997, with respect to the consolidated financial statements and schedule of Gray Communications Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                          Ernst & Young LLP

Atlanta, Georgia
March 28, 1997